Exhibit 10.5

AMENDMENT TO UNDERWRITING AGREEMENT

This Amendment is made and entered into this 11th day of November, 2022 (the “Amendment”) by and between Raymond James & Associates, Inc. (“Raymond James”) and MedTech Acquisition Corporation (the “Company”).

BACKGROUND

WHEREAS, Raymond James and the Company entered into that certain Underwriting Agreement dated December 17, 2020 (the “Underwriting Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Underwriting Agreement), pursuant to which Raymond James served as the sole underwriter with respect to the offer and sale of Units by the Company pursuant to its initial public offering, with each Unit consisting of one share of Common Stock and one-third of one Warrant.

WHEREAS, concurrently with the execution and delivery of this Amendment, the Company is entering into that certain Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) by and among the Company, MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (the “Target”), pursuant to which the Merger Sub shall merge with and into Target, with Target continuing as the surviving company (the “Merger”).

WHEREAS, the consummation of the Merger would constitute a Business Combination for purposes of the Underwriting Agreement and, absent this Amendment, would entitle Raymond James to receive payment of the Deferred Discount pursuant to the Underwriting Agreement.

WHEREAS, the Company has engaged Raymond James as a placement agent in connection with the potential financing relating to the Merger, whereby Raymond James will be paid customary fees and expenses upon the terms and conditions of such engagement (the “Placement Agent Fees”);

WHEREAS, the parties to the Underwriting Agreement wish to amend certain provisions of the Underwriting Agreement as set forth in this Amendment. This Amendment constitutes a written agreement signed by the necessary parties in order to effectuate the amendments to the Underwriting Agreement specified below.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.1 Waiver of Deferred Underwriting Commission. The parties affirm and agree that, pursuant to the Underwriting Agreement, the total aggregate deferred underwriting commission, including the Deferred Discount and all related fees, that would be payable to Raymond James upon the occurrence of a Business Combination is equal to $8,750,000 (the “Commission Payment”). Notwithstanding the foregoing, the parties agree that the Merger will constitute a Business Combination and, subject to the payment of the Placement Agent Fees, Raymond James hereby irrevocably waives its right to the Commission Payment that would otherwise be payable to Raymond James by the Company upon the consummation of the Merger, and that no deferred underwriting commission of any kind or amount shall be owed or paid to Raymond James or payable by the Company or any of its successors or affiliates if the Merger is consummated. The foregoing waiver shall only constitute a waiver of Raymond James’ rights to receive the Commission Payment solely as to the Merger (and if the Merger is not consummated, shall not constitute a waiver of such right to the Commission Payment should the Company consummate an initial Business Combination with another party), and shall not constitute a waiver of, or otherwise affect, any of Raymond James’ other rights under the Underwriting Agreement or any rights to remuneration pursuant to any other written agreement between the parties.

Section 1.2 Amendments.

In furtherance of Section 1.1, the parties hereto agree that, effective immediately prior to the consummation of the Merger and without any further notice or action by the parties hereto, the Underwriting Agreement shall be automatically amended as set forth in this Section 1.2.

(a)	The third paragraph of Section 1 of the Underwriting Agreement is hereby deleted in its entirety.

(b)	All references to the “Deferred Discount” in Section 2 of the Underwriting Agreement, including, without limitation, those references included below, are hereby deleted:

“(including the Deferred Discount)”

“(including $7,700,000 of Deferred Discount)”

“(including $0.35 per Additional Unit of Deferred Discount)”

(c)	Section 4(oo) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“[Reserved.]”

Section 1.3 Entire Agreement. This Amendment, along with the Underwriting Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

Section 1.4 Effect; Termination. Except for the amendments expressly set forth in this Amendment, all other terms, conditions, and provisions of the Underwriting Agreement not in conflict with the Amendment, shall remain in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Amendment shall automatically terminate and be of no further force and effect, and the Underwriting Agreement shall continue in accordance with its original terms.

Section 1.5 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

MEDTECH ACQUISITION CORPORATION		RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Christopher C. Dewey	By:	/s/ Ed Newman
	Name: Christopher C. Dewey		Name: Ed Newman
	Title: Chief Executive Officer		Title: Managing Director

[Signature Page to Amendment to Underwriting Agreement]

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